Exhibit 99.20

GENCOR ANNOUNCES MANAGEMENT PROMOTIONS

May 24, 2012 (PRIME NEWSWIRE) - Gencor Industries, Inc., (NASDAQ:GENC) announced the following changes to its management team will be effective May 28, 2012.

Eric E. Mellen who joined Gencor in 2011 as Director of Corporate Development will be promoted to Chief Financial Officer. Previously, Eric worked at PricewaterhouseCoopers for eleven years and IBM Corporation for six years in progressive finance roles, as well as four years in business valuation and advisory services. He has a BS in Finance and Management and an MBA.

As a result, Marc G. Elliott will transfer his Principal Financial and Accounting Officer duties to Eric. Marc will continue as President of Gencor Industries, a position he has held since 2005.

Larry C. Maingot will be promoted to Vice President and Controller from Director of Finance. Larry joined Gencor in 2009 after working at Bairnco Corporation for fifteen years, most recently as Chief Financial Officer. Prior to Bairnco, Larry worked at Arthur Andersen LLP for five years. Larry holds a BS in Accounting.

Larry K. Miles will be promoted to Vice President of Product Support. Larry joined Gencor in 2006 as Director of Product Support. Previously, he worked for seventeen years at FMC Corporation and Hyster Company for thirteen years. Larry also worked at Tesco Equipment LLC for four years in the areas of engineering, manufacturing, quality, logistics, and customer service. Larry holds a BS in Engineering.

Gencor Industries is a diversified heavy machinery manufacturer for the production of highway construction materials, synthetic fuels and environmental control machinery and equipment used in a variety of applications.

Caution Concerning Forward Looking Statements - This press release and our other communications and statements may contain “forward-looking statement,” including statement about our beliefs, plans, objectives, goals, expectations, estimates, projections and intentions. These statements are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements, by their nature, are subject to risks and uncertainties. Our actual future results may differ materially from those set forth in our forward looking statements. For information concerning these factors and related matters, see our Annual Report on Form 10-K for the year ended September 30, 2011: (a) “Risk Factors” in Part I, Item 1A and (b) “Management’s Discussion and Analysis of Financial Position and Results of Operations” in Part II, Item 7. However, other factors besides those referenced could adversely affect our results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. Any forward-looking statements made by us herein speak as of the date of the press release. We do not undertake to update any forward-looking statement, except as required by law.

Contact: Eric Mellen

               407-290-6000